UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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STEC, INC.
(Name of Registrant as Specified in Its Charter)

BALCH HILL PARTNERS, L.P.
BALCH HILL CAPITAL, LLC
SIMON J. MICHAEL
POTOMAC CAPITAL PARTNERS L.P.
POTOMAC CAPITAL MANAGEMENT, L.L.C.
POTOMAC CAPITAL PARTNERS II, L.P.
POTOMAC CAPITAL MANAGEMENT II, L.L.C.
POTOMAC CAPITAL PARTNERS III, L.P.
POTOMAC CAPITAL MANAGEMENT III
PAUL J. SOLIT
ERIC SINGER
ADAM LEVENTHAL
CLARK MASTERS

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Balch Hill Partners, L.P. (“Balch Hill”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of a slate of director nominees at the 2013 annual meeting of shareholders of STEC, Inc.

Item 1:  On June 10, 2013, Balch Hill issued the following press release:

BALCH HILL CAPITAL BELIEVES CHANGE IS NEEDED AT STEC

Believes the Current Board Must Be Held Accountable for STEC’s Poor Operating and Financial Performance

NEW YORK, New York, June 10, 2013 /PRNewswire - Balch Hill Partners, L.P., a Delaware limited partnership, together with its affiliates, with approximately 9.9% of the outstanding common stock of STEC, Inc., a California corporation (the “Company”), announced today that they have delivered an open letter to shareholders of the Company.

The full text of the letter is included below:

BALCH HILL CAPITAL, LLC

2778 Green Street
San Francisco, CA 94123

                June 10, 2013

Dear Fellow STEC Shareholder,

CHANGE IS NEEDED AT STEC

Vote the GOLD Proxy Card Today to Support Our Highly-Qualified and Experienced Nominees to Rebuild Shareholder Value

Balch Hill Partners, L.P., a Delaware limited partnership (together with its affiliates, “Balch Hill”), currently owns approximately 9.9% of the outstanding common stock of STEC, Inc. (“STEC” or the “Company”), making us the largest independent shareholder of the Company.  We are seeking your support on the GOLD proxy card to elect our slate of three highly qualified and independent candidates - Adam Leventhal, Clark Masters and Eric Singer, to replace three of STEC’s eight director nominees to the Board of Directors (the “Board”) at the Company’s 2013 Annual Meeting of Shareholders to held on July 12, 2013 (the “Annual Meeting”).  We are pursuing this action because since 2009, the current Board has overseen a dramatic deterioration of the Company’s stock price and operating and financial performance.  During this time, we believe the Board has failed to anticipate market share losses, has failed to understand the cause of such market share losses, has responded with a misguided business strategy, and has failed to hold its senior management accountable for this dismal performance.  We also believe that the Board has an abysmal corporate governance culture and in particular has failed to hold accountable its current and former CEOs, Mark and Manouch Moshayedi, with respect to their questionable trading practices, even after the SEC commenced a formal enforcement action against Manouch Moshayedi for insider trading.

Given our significant stake in the Company, our only goal is to increase shareholder value.  We are not seeking control of the Board.  We are seeking to improve the composition of the Board by electing directors who will bring much needed accountability and transparency to the Board. Please support our efforts by signing, dating and returning your GOLD proxy card in the envelope provided.

THE BOARD MUST BE HELD ACCOUNTABLE FOR OVERSEEING THE DESTRUCTION OF OVER $1.3 BILLION OF SHAREHOLDER VALUE

On August 5, 2009, Manouch and Mark Moshayedi sold $279 million of STEC stock (or approximately 18% of the Company’s outstanding stock) in a registered public offering approved by the then existing Board, at a price of $31.00 per share.  Three months later, on November 3, 2009, Manouch Moshayedi revealed on the Company’s earnings conference call that the end-user demand of its largest customer was lower than expected, resulting in an unexpected inventory build up at that customer.  STEC’s shares closed the next day at $14.14, representing a one day drop of approximately 39%, and a decline of 54% from the $31.00 per share offering price at which the Moshayedis sold their stock.  On July 20, 2012, the SEC formally charged Manouch Moshayedi with insider trading in connection with his 2009 sale of stock, alleging that not only did Manouch Moshayedi know that its largest customer’s true demand was lower than expected at the time of the offering, he also engaged in a fraudulent scheme to conceal the truth from the investing public.  Since then, STEC’s stock price has declined even further.  On June 7, 2013, STEC’s shares closed at $3.37, an approximately 90% decline in the stock price since the Moshayedi stock sale in August 2009, resulting in the destruction of over $1.3 Billion in shareholder value.

In addition, as shown in the chart below, not only has the stock seen a precipitous decline over the past three and a half years, STEC has significantly underperformed against the NASDAQ composite and the S&P 500, which have rallied 75.6% and 66.3%, respectively, since August 5, 2009.

THE BOARD MUST BE HELD ACCOUNTABLE FOR THE COMPANY’S POOR OPERATING AND FINANCIAL PERFORMANCE

The Results Speak For Themselves

The current Board and executive management team have presided over a massive loss of revenue and market share in the Company’s core OEM enterprise SSD market, even as that market grows strongly.

•
Total revenue for the three months ended March 31, 2013 are down 56% from the same period a year ago and down 77% from the same period two years ago, despite significant increases in R&D spending.  STEC has spent over $66 million in R&D for the year ended December 31, 2012, an over 68% increase since fiscal 2008, and only began to reduce its R&D spending after we filed our initial Schedule 13D and sent an open letter to the Board calling upon the Board to reduce its R&D spending or justify the expense to shareholders.

•
Revenues from sales to STEC’s three largest customers in 2011 have declined by more than 84% in the first quarter of 2013, with revenues falling from $69 million in the first quarter of 2011 to less than $11 million in the first quarter of 2013, despite significant growth in the enterprise SSD market.

In addition, STEC has suffered operating losses of over $103 million for the year ended December 31, 2012, an over 510% decline in operating income from the year earlier.  Operating losses have continued in 2013, with the Company reporting an operating loss of over $25 million in the three months ended March 31, 2013.

The Company’s cash and liquid assets are also in serious decline and we have serious concerns that the Company may burn through its cash by mid-2014.

We are very concerned that the Company is nearing a point of no return and believe that immediate action must be taken to stop the erosion of further shareholder value.

THIS BOARD HAS NO VIABLE PLAN TO RESTORE PROFITABILITY

We believe the Company has lost incredible market share in the wake of increasing competition because the Board first failed to anticipate such market share losses and then, in response to rising competition, decided to pursue a flawed strategy that is focused on going after its direct end users (its customer’s customers) rather than trying to repair its relationships with its large storage OEM customers who have historically been the source of over 80% of STEC’s SSD revenues, a strategy that Manouch Moshayedi himself once considered “not a long-term strategy.”

At the same time, we believe the Company’s spending has been excessive and ineffective.  The Company has increased its R&D spending for years without seeing commensurate increases in revenue or income.  We believe the Company’s precipitous decline over the past year clearly demonstrates that the Company’s strategy is not working.  We believe that the only means to recapture the loss of market share and unlock the value of the Company’s underlying assets is to reconstitute the Board with truly independent directors who will act in your best interests.

INDUSTRY ANALYSTS AGREE - CHANGE IS NEEDED

Consider the following:

➢       “It's clear that despite strong products, STEC's traditional OEM customers appear to be abandoning the company. While management continues to discuss progress in diversifying its customer base, we find it difficult to not conclude that STEC faces a challenging uphill battle building out its direct enterprise business. We still see a strong technology story here, but struggle to see how or when it will be realized in the stock.” ─ March 14, 2013, Lazard Capital Markets

➢       “…the Board and management team have proven wholly incompetent at creating long term value for its shareholders. The most recent earnings report and guide is simply further confirmation of the fact that this turnaround is not likely to work before most - if not all - of STEC's cash reserves are burned and the stock sees a significant readjustment in valuation as a result.” ─ March 28, 2013, Seeking Alpha

➢       “STEC results have been dire; there is no immediate remedy at hand, and it was on existing management's watch that things fell apart … the STEC chairman has so few good cards to play and is saying, in effect: "Trust us. (Whisper; we fouled up, but) we're best placed to repair things.” ─ March 26, 2013, The Register

➢       “Until the market gets a better sense of how fast STEC can reach breakeven, we think the stock will be under pressure. The only event that can relieve that pressure in the near-term, in our opinion, is activist success, and that is the only reason why we do not have a Sell rating at this time.” ─ May 9, 2013, Craig-Hallum Capital Group

STEC’S BOARD AND EXECUTIVE MANAGEMENT TEAM MUST BE RECONSTITUTED FOR UNDERLYING VALUE TO BE REALIZED

We are soliciting proxies to elect not only our three Nominees, but also the candidates who have been nominated by the Company other than Manouch Moshayedi, Mark Moshayedi and Matthew Witte.  In addition to the reasons set forth above, we have specifically targeted these long-serving incumbent directors for the following reasons:

•
Manouch Moshayedi has been charged with insider trading by the SEC and only recently stepped down as the Company’s CEO and Chairman, pending the resolution of the SEC action against him. We believe his change in title to Founder and continuation as a director of the Company are cosmetic changes.  Why, for example, did Manouch Moshayedi continue to receive the same salary and benefits following his resignation as Chairman and CEO until both Mark and Manouch Moshayedi decided to reduce their salaries to $1.00 in December 2012, shortly after the filing of our initial Schedule 13D?   We strongly believe that Manouch Moshayedi’s continued presence at the Company is detrimental to STEC and he should be removed from the Board.

•
Mark Moshayedi has a significant cloud over him regarding his questionable trading practices and the continued underperformance of the Company under his leadership.  Although Mark Moshayedi has not been charged, he has been investigated by the SEC for insider trading, served as the President and Chief Operating Officer for the Company during the events that are the subject of the SEC action against Manouch Moshayedi, and sold stock alongside Manouch Moshayedi.  Since Mark Moshayedi was appointed CEO of the Company, the Company has continued to underperform.  Given his long tenure at the Company, his questionable trading practices, and his close alignment with his brother, Manouch Moshayedi, we believe Mark Moshayedi should be removed from the Board.

•
Matthew Witte has been the Chairman of the Nominating and Corporate Governance Committee (the “Nominating and Governance Committee”) since 2009.  Under his leadership, the Nominating and Governance Committee has failed to launch a proper CEO search and has continued to re-nominate both Manouch and Mark Moshayedi, despite their questionable trading practices, despite an SEC action brought against Manouch Moshayedi, and despite the Company’s deteriorating financial performance.  It also appears to us that the Nominating and Governance Committee has not taken any steps to independently investigate the SEC’s allegations or the numerous shareholder lawsuits and derivative actions filed against the Company involving the trading practices of Manouch and Mark Moshayedi.  For these reasons, we believe Mr. Witte should be removed from the Board.

OUR NOMINEES HAVE THE EXPERIENCE TO IMPROVE THE PERFORMANCE OF STEC AND THEREFORE THE VALUE OF ITS STOCK

We have nominated three highly qualified director nominees - Adam Leventhal, Clark Masters and Eric Singer - who we believe are each uniquely qualified to help develop and execute a successful turnaround of STEC.  Complete biographies are available in the proxy materials filed today as well as on our website, www.myproxyonline.com/STEC.

Adam Leventhal has served as the Chief Technology Officer for Delphix Corp., an agile data management company, since January 2013, and has been with Delphix since September 2010, previously serving as Director of Systems Engineering.  He is a co-inventor of DTrace and the winner of several industry awards, including the top prize for the 2005 WSJ Technology Innovation Awards program, the 2005 InfoWorld Innovator program, and the USENIX STUG award in 2008.  From August 2001 until August 2010, Mr. Leventhal worked in the Solaris kernel group of Sun Microsystems, Inc. and was a founding engineer in Sun’s Fishworks group.  He also led the flash memory technology team at Sun and later at Oracle Corporation following its acquisition of Sun in January 2010.  Mr. Leventhal currently sits on the Illumos Developer Council, and has 11 patents filed or pending.

Clark Masters has over 30 years of experience in the technology industry and currently serves as Senior Vice President, HANA Cloud Computing for SAP AG, a multinational software corporation, since July 2012.  From August 2010 until July 2012, Mr. Masters served as a consultant to various technology start-ups and fortune 500 companies.  From December 2007 to August 2010, Mr. Masters was a member of the board of directors and Chairman of the compensation commission of SonicWALL, Inc., a network security software/appliance company with unique technology for deep packet inspection.   From August 2007 to June 2010, Mr. Masters was the President and Chief Executive Officer of Astute Networks, a venture capital funded network storage provider for the telecommunications and government markets.  From July 1996 to January 2007, Mr. Masters held several executive positions with Sun Microsystems, including President and Chairman of Sun Microsystems Federal Inc., a wholly owned subsidiary of Sun Microsystems, Executive Vice President of Industry Sales, and Executive Vice President of Enterprise Systems Products.

Eric Singer has served as a co-managing member of Potomac Capital Management II, L.L.C and Potomac Capital Management III, L.L.C, since March 2012 and was previously an advisor to Potomac Capital Management, L.L.C.  and its related entities since May 2009.  Mr. Singer is the Chairman of the Board of Sigma Designs, Inc., a public semiconductor company, and has been a Board member since August 2012.  From August 2008 until its sale in February 2010, Mr. Singer served as a director of Zilog Corporation, a public semiconductor company.  From July 2007 to April 2009, Mr. Singer was a senior investment analyst at Riley Investment Management and previously managed private portfolios for Alpine Resources LLC from January 2003 to July 2007.

Our nominees are well qualified, highly experienced and are committed to working as independent fiduciaries to maximize shareholder value. Each nominee’s accomplishments and reputation speak for itself.  Our nominees are committed to working constructively with the other members of the Board and using their experience to help effect more prudent and thoughtful decision making, thus helping management to reverse the recent significant underperformance and execute a successful strategic plan for the Company.  If elected, our nominees intend to submit the following plans and proposals for enhancing shareholder value:

•	Immediately hire an interim CEO;

•	Launch a search for a permanent CEO to assist in the reengagement of large OEM customers;

•	Refocus the business on SAS SSD sales to large storage OEM customers;

•	Critically examine the Company’s operating expenses and improve capital allocation;

•	Reevaluate the direction of the Company’s PCI Express, SATA, I/O software, and other business initiatives; and

•	Explore all strategic alternatives, including a possible sale of the Company if the Company cannot remain a stand-alone entity.

YOU HAVE THE OPPORTUNITY TO PROTECT YOUR INVESTMENT

By voting for our nominees, you empower our nominees, from a minority position, to re-evaluate management’s plan, and any other alternatives to maximize shareholder value.  They can, and will, appropriately represent the shareholder’s best interests.

VOTE FOR CHANGE AT STEC -- PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of Balch Hill Partnership’s proxy materials, please contact Okapi Partners at the phone numbers or email listed below.

OKAPI PARTNERS LLC
437 Madison Avenue, 28th Floor
New York, N.Y. 10022
(212) 297-0720
Call Toll-Free at: (877) 566-1922
E-mail: info@okapipartners.com

Sincerely, BALCH HILL PARTNERS, L.P. By: Balch Hill Capital, LLC, its general partner

By:	/s/ Simon J. Michael
	Name:	Simon J. Michael
	Title:	Manager